Exhibit 4.1

SHOPKO STORES, INC.
9.25% SENIOR NOTES DUE 2022

SECOND SUPPLEMENTAL INDENTURE DATED AS OF AUGUST 16, 2005

U.S. BANK NATIONAL ASSOCIATION
AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE, dated as of August 16, 2005 (this “Second Supplemental Indenture”), between SHOPKO STORES, INC., a Wisconsin corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (f/k/a First Trust National Association), a national banking association duly organized under the laws of the United States as trustee (the “Trustee”).

WHEREAS, ShopKo Stores, Inc., a Minnesota corporation (“Minnesota ShopKo”) and First National Trust Association, the initial trustee are parties to an Indenture, dated as of March 12, 1992 (the “Existing Indenture”), as supplemented by the first supplemental indenture between the Company, as successor to Minnesota ShopKo, and the Trustee, dated as of May 22, 1998 (the First Supplemental Indenture” and together with the Existing Indenture, the “Indenture”), pursuant to which Minnesota ShopKo issued the 9.25% Senior Notes Due 2022 (the “Securities”);

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve the proposed amendments to and waivers of certain provisions of the Indenture (the “Proposed Amendments”);

WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may amend the Indenture and the Securities with the written consent of the Holders of not less than a majority in principal amount of the Securities then outstanding;

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated June 30, 2005 (the “Statement”), and accompanying Letter of Transmittal and Consent to the Holders of the Securities in connection with the Proposed Amendments as described in the Statement;

WHEREAS, the Holders of not less than a majority in principal amount of the Securities outstanding have approved the Proposed Amendments; and

WHEREAS, the execution and delivery of this instrument have been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1.

AMENDMENTS TO ARTICLE ONE—DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1.  Upon the effective date of this Second Supplemental Indenture, certain definitions shall be deemed deleted when references to such definitions would be eliminated as a result of the amendments described herein.

ARTICLE 2.

AMENDMENTS TO ARTICLE FIVE—REMEDIES

Section 2.1.  Section 501(4) of the Indenture is hereby amended to read in its entirety as set forth below:

(4)  Intentionally omitted.

Section 2.2.  Section 501(5) of the Indenture is hereby amended to read in its entirety as set forth below:

(5)  Intentionally omitted.

ARTICLE 3.

AMENDMENTS TO ARTICLE EIGHT—CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 3.1.  Section 801 of the Indenture is hereby amended to read in its entirety as set forth below:

Section 801.  Intentionally omitted.

Section 3.2.  Section 802 of the Indenture is hereby amended to read in its entirety as set forth below:

Section 802.  Intentionally omitted.

ARTICLE 4.

AMENDMENTS TO ARTICLE TEN—COVENANTS

Section 4.1.  Section 1008 of the Indenture is hereby amended to read in its entirety as set forth below:

Section 1008.  Intentionally omitted.

Section 4.2.  Section 1009 of the Indenture is hereby amended to read in its entirety as set forth below:

Section 1009.  Intentionally omitted.

Section 4.3.  Section 1010 of the Indenture is hereby amended to read in its entirety as set forth below:

Section 1010.  Intentionally omitted.

ARTICLE 5.

AMENDMENTS TO THE SECURITIES

Section 5.1.  The Securities include certain of the foregoing provisions from the Indenture. Upon the effective date of the Second Supplemental Indenture, such provisions from the Securities shall be deemed deleted or amended, as applicable.

ARTICLE 6.

MISCELLANEOUS

Section 6.1.  All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

Section 6.2.  Upon execution and delivery of this Second Supplemental Indenture, the terms and conditions of this Second Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Second Supplemental Indenture will control.

Section 6.3.  Notwithstanding an earlier execution date, in the event the offer made to Holders pursuant to the Statement and the accompanying Letter of Transmittal and Consent,  is terminated, withdrawn or otherwise not consummated after the date of the execution and delivery of this Second Supplemental Indenture, then this Second Supplemental Indenture shall automatically be rescinded and be of no force and effect as if this Second Supplemental Indenture had never been executed.

Section 6.4.  Each of the Company and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Second Supplemental Indenture.

Section 6.5.  All covenants and agreements in this Second Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 6.6.  In case any provisions in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.7.  Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 6.8.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  One signed copy is enough to prove this Second Supplemental Indenture.

Section 6.9.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without regard to principles of conflicts of law.

Section 6.11.  The Trustee has accepted the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

SHOPKO STORES, INC.

By:

/s/ Brian W. Bender

Name:  Brian W. Bender

Title:  SVP—Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:

/s/ Richard Prokosch

Name:  Richard Prokosch

Title:  Vice President